EMPLOYMENT AND NON-INTERFERENCE AGREEMENT


         This Agreement, dated as of September 1, 1994, by and between Joel Aaseby (the "Executive") and National Restaurant Enterprises, Inc., a Delaware corporation (the "Company") and a wholly-owned subsidiary of NRE Holdings, Inc., a Delaware corporation ("Parent");


                             W I T N E S S E T H:


         WHEREAS, the Company wishes to obtain the future services of the Executive for the Company; and

         WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder; and

         WHEREAS, the Company wishes to secure the Executive's non-interference, upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


1.  Nature of Employment

         Subject to Section 3, the Company hereby employs Executive, and Executive agrees to accept such employment, during the Term of Employment (as defined in Section 3(a)), (a) as Vice
President, Controller of the Company to undertake such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Chairman, Chief Executive Officer or the Board of Directors of the Company or the Parent.

         2.  Extent of Employment

         (a) During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability at the principal executive offices of the Company, under the direction of the Chairman, Chief Executive Officer and Board of Directors of the Company, and shall abide by the rules, customs and usages from time to time established by the Company and the Parent.

         (b) During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms in similar positions.

         (c) Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any of the Burger King Corporation franchise entity form of ownership guidelines, the Burger King Uniform Franchise Offering Circular (December 31, 1993), as amended, and any other franchise and other regulations and requirements, from time to time in effect (the "Burger King Regulations") of the Burger King Corporation, or any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in good faith in accordance with all Burger King Regulations and laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority to the extent the Executive knows or has reasonable notice of such Burger King regulations, laws, ordinances, regulations or rules.

         (d) During the term of his employment, the Executive shall live in the Chicago area and generally perform his duties under this Agreement from the Company's offices in the Chicago area.

         3.  Term of Employment; Termination

         (a) The "Term of Employment" shall commence on the date hereof and shall continue for a term of five years. Should the Executive's employment by the Company be earlier terminated pursuant to Section 3(b) or by the Executive pursuant to Section 3(c), the Term of Employment shall end on the date of such earlier termination.

         (b) Subject to the payments contemplated by Section 3(e), Term of Employment may be terminated at any time by the Company:

                  (i)  upon the death of Executive;

                  (ii) in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company and as certified by a competent medical physician, his duties hereunder for a continuous period of 180 days;

                  (iii)  for Cause (as defined in Section 3(c));

                  (iv)  for any other reason not referred to in clauses
         (i) through (iii) or no reason, such that this Agreement, subject to the provisions of Section 3(e), shall be construed as terminable at will by the Company.

         Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company's business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Cause. Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor.

         (c) Subject to the payments contemplated by Section 3(e), the Term of Employment may be terminated at any time by the
Executive:

                  (i)  upon the death of Executive;

                  (ii) in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company, and as certified by a competent medical physician, his duties hereunder for a continuous period of 180 days;

                  (iii) as a result of material reduction in Executive's authority, perquisites, position or responsibilities (other than such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis) or the Company's willful, material violation of its obligations under this Agreement, in each case, after 30 days' prior written notice to the Company and its Board of Directors and the Company's failure thereafter to cure such reduction or violation; or

                  (iv) voluntarily or for any reason or no reason not referred to in clauses (i) through (iii) in each case, after 120 days' prior written notice to the Company and its Board of Directors.

         (d) For the purposes of this Section 3, "Cause" shall mean any of the following:

                  (i) Executive's conviction of a serious felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a final, non-appealable finding of Executive's fraud, embezzlement or conversion of property;
         (iii) a final non-appealable finding of Executive's breach of any of his fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission might reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company, provided, that, the Executive has been given notice and 30 days from such notice fails to cure the breach, misrepresentation or omission; (iv) Executive's willful and continual neglect or failure to discharge his duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and the Company, provided, that, the Executive has been given notice and 30 days from such notice fails to cure the neglect or failure; (v) Executive's habitual drunkenness or substance abuse, which materially interferes with Executive's ability to discharge his duties, responsibilities and obligations prescribed by this Agreement, provided that Executive has been given notice and 30 days from such notice fails to cure such drunkenness or abuse; (vi) Executive's material and knowing violation of any obligations imposed upon Executive, personally, as opposed to upon the Company, whether as a stockholder or otherwise, under this Agreement, the Purchase and Sale Agreement, dated September 1, 1994, by and among the Company, the Parent and Burger King Corporation, the Certificate of Incorporation or By-Laws of the Company, provided, that the Executive has been given notice and 90 days from such notice fails to cure the violation; or
         (vii) Executive's personal (as opposed to the Company's) material and knowing failure, to observe or comply with Burger King Regulations whether as an officer, stockholder or otherwise, in any material respect or in any manner which might reasonably have a material adverse effect in respect of the Company's ongoing business, operations, conditions, franchises, other business relationships or properties; provided, that the Executive has been given notice and 90 days from such notice fails to cure the failure.

         (e) In the event Executive's employment is terminated pursuant to

                  (i) Section 3(b)(i) or (ii) or 3(c)(i) or (ii), the Company will pay to Executive (or his estate or representative) the full amounts to which he would be entitled under Section 4(a) for the period from effectiveness of termination through the first anniversary of such termination;

                  (ii) Section 3(b)(iii) or 3(c)(iv) there will be no amounts owing by the Company to Executive under this Agreement from and after such termination, except for accrued, but unused vacation pay and sick pay which shall be paid to the Executive in accordance with Company practices; and

                  (iii) Section 3(b)(iv) or 3(c)(iii), the Company will pay the Executive the full amounts to which he would be entitled under Section 4(a) for the period from effectiveness of termination through the fifth anniversary of this Agreement, payable in two installments, half payable upon the effectiveness of termination and half payable upon the last day of such period.

Termination of the Term of Employment will not terminate Sections
7, 8, 10 through 21, or any other provisions not associated specifically with the Term of Employment.

In the event of Termination and the Company is obligated to make payments pursuant to this Section 3(e), the Company's payment obligations under this Section 3(e) will be mitigated and reduced to the extent of Executive's compensation under alternative employment during the period for which payments are owed by the Company pursuant to this Section 3(e).

         (f) If Termination of the Term of Employment occurs for any reason, including a failure of the Company to renew this Agreement after the initial five year Term of Employment and other than under Section 3(c)(iv) during the initial five year
Term of Employment, the Executive shall have the option for 540 days from the effectiveness of the termination to purchase from the Company Restaurant No. 209 (the "Restaurant"). The Executive shall provide 180 days' advance written notice for the exercise of this purchase option. The purchase price for the Restaurant shall be the higher of: (i) the sum of (a) $500,000 and (b) the cost of material improvements and capital expenditures in respect of the Restaurant and (c) appreciation on the sum of clause (a) and (b) calculated at 3% per annum or (ii) the fair market value of the restaurant calculated as an amount equal to 3.65 multiplied by the restaurant contribution to the earnings of the Company prior to the allocation of administrative and overhead expenses, in each case, measured at the closing of the purchase, over the preceding 12 full months. The Executive agrees to purchase the Restaurant under this option for cash on an "as is, where is" basis with the Company having no further obligations to the Executive with respect to the Restaurant after the closing of the purchase of the Restaurant, and the purchase otherwise shall be on such other terms and subject to such agreements and documents as the Company deems reasonably acceptable. The foregoing purchase option will survive until 540 days after termination of Executive's Employment with the Company.

         (g) Upon the conclusion of the original five year term of this Agreement ("Original Term") and upon each succeeding anniversary of this Agreement, the Executive's Term of Employment will be automatically renewed for another year; provided that neither the Company nor the Executive terminates this Agreement pursuant to Section 3 during the Original Term; and provided further that after such Original Term neither the Company nor the Executive provides notice of termination to the other at least
120 days before the anniversary of this Agreement. Pursuant to such termination notice, this Agreement will terminate upon the succeeding anniversary.

         4.  Compensation.  During the Term of Employment, the
Company shall pay compensation to Executive as follows:

         (a) As base compensation for his services hereunder, in bimonthly installments, a base salary at a rate of $110,000 per annum, as increased, on an annual basis to reflect the increase in the United States Government cost of living index for the Chicago, Illinois area. Notwithstanding the minimum increase set forth above, the Board of Directors in their sole discretion, may establish a higher compensation level.

         (b) An annual bonus compensation of up to 40% of his annual base compensation based on Executive's performance as determined and approved by the Board of Directors, in its sole discretion.
Such bonus will be at the full discretion of the Board of Directors, and may not be paid at all. Executive acknowledges that no such bonuses have been agreed upon or promised. If the Board of Directors decides to pay a bonus, it is to be paid within thirty days after the issuance of audited financial statements for the Company. The Board of Directors in their sole discretion may establish a higher bonus level based on the performance of Executive.

         (c) During the Term of Employment the Executive shall receive an automobile allowance of $500 per month and reimbursements for automobile insurance, repairs, maintenance and business-related fuel not to exceed $6,000 per annum.

         (d) A one time transaction bonus of $10,000 payable upon the closing of the Company's acquisition of franchises and other assets, rights and obligations to certain Burger King restaurants in the Chicago area.

         (e) A one time bonus ("Friedman Closing Bonus") of $5,000 payable upon the closing of the purchase by the Company, or an affiliate of the Company, of 39 Burger King restaurants from Sheldon Friedman. Such bonus will be paid in cash on the date of such closing.

         5.  Reimbursement of Expenses

         (a) Upon the execution of this Agreement and the closing of the Company's acquisition of franchises and other assets, rights and obligations to 68 Burger King restaurants in the Chicago area, the Company will reimburse the Executive for all his reasonable out of pocket expenses, including reasonable attorney and accountants fees, incurred in connection with this Agreement and the related transactions.

         (b) The Company will reimburse the Executive for documented out of pocket expenses, up to a maximum of $2,500, the Executive incurred in connection with his previous efforts to purchase the Restaurant.

         (c) During the Term of Employment, the Company shall reimburse Executive for documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the rules, customs and usages promulgated by the Company from time to time in effect.

         6.  Benefits

         During the Term of Employment, the Executive shall be entitled to perquisites and benefits (including health, short and long term disability, pension and life insurance benefits consistent with past practice, or as increased from time to time) established from time to time, by the Board of Directors for executives of the Company.

         7.  Confidential Information

         (a) During and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined in Section 9), whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 9).
Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law;
provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Executive agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential
Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Company (and not to Executive). Executive will promptly disclose such Confidential
Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

         (b) The terms of this Section 7 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

         8.       Non-Interference

         (a) Executive acknowledges that services to be provided give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Executive covenants and agrees that:

                  (i) From the date hereof until the later to occur of five years from the date hereof, or the first anniversary of expiration on termination of the Term of Employment (the "Restricted Period"), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, agent, representative or other participant, in any business which competes, directly or indirectly, with the Business in the Market ("Competitive Business") without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive referred to above occur or are performed within or without the Market or
         (C) whether the Executive resides, or reports to an office, within or without the Market; provided, however, that (x) the Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept employment with a successor company to the Company.

                  (ii) During the Restricted Period (which shall not include any period of violation of this Agreement by Executive or period which is required for litigation to enforce the rights hereunder), Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

                  (iii) The scope and term of this Section 8 would not preclude him from earning a living with an entity that is not a Competitive Business. In addition, should Executive purchase the Restaurant, then his ownership, operation and management of the Restaurant will not be considered a violation of this Section 7 or Section 8.

         (b) Upon a final, non-appealable finding that the Executive has breached his obligations in any material respect under this
Section 8, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to the Executive under this Agreement or any other agreement.

         9.  Definitions

         "Burger King Regulations" is defined in Section 1.

         "Business" means (a) the construction, development, operations, ownership and promotion of Burger King restaurants or
(b) any similar or incidental business conducted, or engaged in, by the Company prior to the date hereof or at any time during the Term of Employment.

         "Cause" is defined in Section 3(d).

         "Companies" means Parent and its successors or any of its direct or indirect subsidiaries (including the Company), now or hereafter existing.

         "Company" is defined in the introduction.

         "Competitive Business" is defined in Section 8(a)(i).

         "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder.

         "Executive" means Joel Aaseby or his estate, if deceased.

         "Market" means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted by or engaged in by the Company prior to the date hereof or is conducted or engaged in, or for which a restaurant site is in development, by the Company at any time during the Term of Employment.

         "Restricted Period" is defined in Section 8(a)(i).

         "Term of Employment" is defined in Section 3(a).

         10.  Notice

         Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

         If to Executive:  Joel Aaseby
                                            706 Spring
                                            Elmhurst, Illinois 60126

                                            with a copy to:

                                            Vinton, Slivka & Panasci, P.C.
                                            1600 Stout Street
                                            Suite 1100
                                            Denver, Colorado  80202
                                            Attention:  Ernest J. Panasci, Esq.

         If to Company:                     c/o Jordan Industries, Inc.
                                            Arbor Lake Centre, Suite 300
                                            1751 Lake Cook Road
                                            Deerfield, IL  60015


Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

         11.  Executive's Representation

         Executive hereby warrants and represents to the Company that: (i) Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, (ii) Executive is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment or the Burger King Regulations which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder and (iii) Executive will not knowingly breach or violate any provision of the Burger King Regulations in any material respect or in any manner which might reasonably have a material adverse effect in respect of the Company's ongoing business, operations, conditions, franchises, or other business relationships or properties.

         12.  Other Matters

         Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Company's stockholders, directors, officers or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

         13.  Validity

         If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

         14.  Severability

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of
Section 8 or any other provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

         15.  Waiver of Breach; Specific Performance

         The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 7 and 8 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party's costs and expenses, including but not limited to, reasonable attorneys' fees, incurred in such action.

         16.  Assignment; Third Parties

         Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Companies and the stockholders and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive's agreements set forth in Sections 7 and 8.

         17.  Amendment; Entire Agreement

         This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior Agreements, understandings and commitments with respect to such subject matter.

         18.  Litigation

         THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE
EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY
WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY
MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO
WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL
BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL
BE PROPER IN CHICAGO, ILLINOIS AND WAIVES ANY OBJECTIONS BASED
UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL
TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF ILLINOIS OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION
11(G) SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

         19.  Arbitration

         ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT
OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY CLAIM UNDER THE SECURITIES ACT,
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE
OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE
RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED,
OR FEDERAL OR STATE COMMON LAW, SHALL BE SUBMITTED TO, AND
RESOLVED EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH
THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN CHICAGO,
ILLINOIS, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE
STATE OF ILLINOIS.  DECISIONS AS TO FINDINGS OF FACT AND
CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES, SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. SECTION 1 ET SEQ. ANY FINAL AWARD SHALL BE ENFORCEABLE AS A JUDGMENT OF A COURT OF
RECORD.

         20.      Further Action

         Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

         21.      Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.


                                          EXECUTIVE:



                                          --------------------------------
                                          Name:  Joel Aaseby



                                          NATIONAL RESTAURANT ENTERPRISES, INC.



                                          By
                                          ---------------------------------
                                          Name:
                                          Title: